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Exhibit 99.1


[Graphic Omitted]
           Two Harbour Place
           302 Knights Run Avenue
           Tampa, FL 33602
           813-209-0600
           800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055
                                                           NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


                    MARITRANS INC. ANNOUNCES THE APPOINTMENT
                 OF PHILIP J. DOHERTY TO CHIEF EXECUTIVE OFFICER


         Tampa, FL (February 11, 2003) - The Board of Directors of Maritrans Inc. (NYSE symbol "TUG") today appointed Philip J. Doherty to chief executive officer effective April 1, 2003. Stephen A. Van Dyck, former chief executive officer, will continue to be employed by the Company as chairman of Maritrans Inc.

         Stephen A. Van Dyck, chairman of the board of directors, commented, "I am proud to have served as the leader of Maritrans and its predecessors for over 28 years. We have achieved a strong reputation with our customers and the confidence of our investors and stakeholders. We have an innovative fleet renewal program and a safety record that has been honored repeatedly by the United States Coast Guard. It is satisfying and exciting to be passing leadership of this respected company to Phil Doherty. For the past five years, Phil has been involved in all aspects of the Company's strategy and operations and brings a great deal of knowledge and skill to his role. He has emerged as the leader of our executive team and is acquainted with many of our customers and crew members. I will continue to work with Phil to shape the strategy for Maritrans and am confident that Maritrans' shareholders, customers and employees will have a successful future under Phil's leadership."

         Since 1974, Mr. Van Dyck has managed the Company and has been an outspoken industry advocate in Washington and around the world. Mr. Van Dyck will maintain his senior role with Maritrans' customers and key stakeholders. He will also continue service to the industry as chairman of The West of England Ship Owners Mutual Insurance Association (Luxemburg), chairman of the Chamber of Shipping of America, and member of the Intertanko Executive Committee. He is a member of ABS Americas, the American Petroleum Institute and other industry organizations. Mr. Van Dyck is a director of AmeriGas Propane, Inc., and a trustee of the Webb Institute of naval architecture and Connecticut College.

                                     -MORE-
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Maritrans Inc. Announces the Appointment of Philip J. Doherty to
Chief Executive Officer
Page Two
February 11, 2003



         Philip J. Doherty, 43, was named President of Maritrans General Partner Inc. in December 2001. He was Vice President of Maritrans Inc. since 1999, and was hired by the company as Director of Finance in 1997. Prior to joining Maritrans he was director of business development at Computer Command and Control Company and had also held executive posts in the environmental sector. Mr. Doherty earned a master's degree in Analytical Chemistry from Tufts University and received his M.B.A. in Finance from The Wharton School, University of Pennsylvania.

         In accepting the promotion, Mr. Doherty said, "I am ready for the challenge of leading Maritrans through this unique time in history. I strongly believe that we have the best company in the industry. We are in a position of financial strength and our skilled mariners are among the best in the world. My team will maintain the Maritrans tradition of excellence, conservatism and service while building a viable fleet and team for the future."

ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 75-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of 3.6 million barrels. Nearly 60 percent of its capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."

SAFE HARBOR STATEMENT
         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, changes in interest rates, the effect of war or terrorists activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.



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